Exhibit 99.1

NEWS RELEASE

26 Summer St., Bridgewater, MA 02324
TEL: (508) 279-1789 - FAX: (508) 697-6419

www.chasecorp.com
FOR IMMEDIATE RELEASE	AMEX:CCF

CHASE CORPORATION ANNOUNCES THIRD QUARTER RESULTS •

RECORD REVENUES AND NET INCOME

Bridgewater, MA – July 10, 2007 – Chase Corporation (AMEX: CCF) (“the Company”) today reported revenues of $34,543,000 for the quarter ended May 31, 2007, representing an increase of 23% or $6,529,000 compared to revenues of $28,014,000 in the same period last year.  The Company achieved an historic milestone for revenues surpassing the previous quarterly high of $31.2 million which occurred in the fourth quarter of the last fiscal year.    Net income for the third quarter increased 109% or $1,493,000 to $2,863,000 compared to $1,370,000 in the prior year period.  Net income per diluted share, adjusted for the recent 2-for-1 stock split, increased to $0.34 per share compared to $0.17 in the third quarter of fiscal 2006.

For the nine months ended May 31, 2007 revenues increased $16,089,000 or 21% to $93,292,000 from $77,203,000 in the same period in the prior year.  Net income of $6,782,000 or $0.82 per diluted share was approximately double the $3,341,000 or $0.42 per diluted share achieved in the nine months ended May 31, 2006.

Peter R. Chase, Chairman, President and Chief Executive Officer commented: “We continue to be pleased with the progress in all areas of the business.  Organizational changes made over the past two years have been a major contributor to the growth in sales and profits.  I am grateful for the hard work of our entire team.”

The following table summarizes the Company’s financial results for the quarter and nine months ended May 31, 2007 and 2006.

All figures in thousands, except per share figures

	For the Three Months Ended		For the Nine Months Ended
	May 31,		May 31,
	2007	2006	2007	2006

Revenues	$34,543	$28,014	$93,292	$77,203

Net income	$2,863	$1,370	$6,782	$3,341

Net income per diluted share	$0.34	$0.17	$0.82	$0.42

Weighted average diluted shares outstanding	8,401	7,970	8,321	7,934

Chase Specialized Manufacturing

This segment of the business experienced an excellent quarter as the spring season brought increased demand for our asphalt additive Rosphalt 50®, Pipeline products and other Chase Construction products.  Strong demand for key brands HumiSeal®, Paper Tyger®, and Chase BlH2Ock®, continued in the current quarter. Management remains focused on organizing this business segment along its eight core product lines in order to leverage critical fixed costs.  The recent acquisition of a new manufacturing facility in greater Pittsburgh, PA will allow for additional production capacity and improved overall efficiencies with our existing product lines as well as the ability to integrate future acquisitions.

The Company’s recently established French entity, HumiSeal Europe SARL, has helped the Company expand its presence in Europe and the overall HumiSeal brand.  Shortly after being established, HumiSeal Europe SARL acquired certain assets from Metronelec SARL, a former distributor of HumiSeal products, in March 2007.  The new business is working closely with our HumiSeal operation in Camberley, Surrey, England and has allowed for direct sales and services to the French market.

Chase Electronic Manufacturing Services (EMS)

Continued strong demand for electronic manufacturing services from the Company’s Chase EMS business segment resulted in revenues of $4.9 million in the current quarter compared to $3.3 million in the prior year period.  Increased quoting activity from existing and new customers continues to build backlog while bookings made over the past year generated sales in the current period. The increased demand for this segment’s services has resulted in improved profits overall, although ongoing pressure from key customers to keep sale prices low continues to negatively impact margins.  This operation continues to do well leveraging its overhead costs and utilizing investments made in capital equipment over the past two years.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Chase Corporation, founded in 1946, is a leading global manufacturer of specialty tapes, laminates, sealants and coatings for a variety of industries and market segments.  The Company’s stock is traded on the American Stock Exchange (AMEX:CCF).

For further information go to www.chasecorp.com or contact Paula Myers – Shareholder and Investor Relations Department (508) 279-1789 Ext. 219 or email:  investorrelations@chasecorp.com